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                                                                  EXHIBIT (a)(8)

[THE FOLLOWING IS THE TEXT OF A NOTICE THAT THE REGISTRANT INTENDS TO SEND ON NOVEMBER 12, 2002 BY ELECTRONIC MAIL TO ALL HOLDERS OF OPTIONS GRANTED UNDER THE 1997 PLAN WITH THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS AND RELATED EXHIBITS, AS REVISED TO DATE.]

                              SONUS NETWORKS, INC.
 EXTENSION OF OFFER TO EXCHANGE OUTSTANDING OPTIONS GRANTED UNDER THE 1997 PLAN
          PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
                             DATED OCTOBER 16, 2002

TO: HOLDERS OF STOCK OPTIONS GRANTED UNDER THE AMENDED AND RESTATED SONUS NETWORKS, INC. 1997 STOCK INCENTIVE PLAN (THE "1997 PLAN")

    On October 16, 2002, you received documentation with respect to Sonus' offer to exchange your outstanding stock options with an exercise price of $0.67 or more per share for new options (the "Offer"). We are extending the Offer until November 22, 2002. To elect to exchange your eligible options pursuant to the Offer, you must properly complete and deliver your Election Form to Bill Crowe, Treasury Manager of Sonus, before 5 p.m., Eastern Time, on November 22, 2002. If the Offer expires on November 22, 2002 as currently planned, new options will be granted under the 1997 Plan on or after May 27, 2003. If you were granted options on or after May 20, 2002 and you wish to surrender any eligible options in the Offer, you must exchange all options received on or after May 20, 2002 and prior to the revised expiration date of this Offer.

    All other material terms of the Offer with respect to your options granted under the 1997 Plan remain the same. The Offer to Exchange and related documents, as revised to date and filed with the SEC, are attached hereto. Hard copies of these documents are available upon request by contacting Bill Crowe, Treasury Manager, by electronic mail to exchangeprogram@sonusnet.com.

                                          Sonus Networks, Inc.
                                          Hassan M. Ahmed
                                          President and Chief Executive Officer